Exhibit 10.52

[COMPANY LOGO]

June 29, 2016

Richard Frankel
RE: Internal Transfer to Part Time Status Dear Richard,
On behalf of Rocket Fuel Inc. (“Rocket Fuel”) I am pleased to offer you an internal transfer to the part time position of Co-Founder and Advisor beginning on July 15, 2016 reporting to Randy Wootton, our CEO.

We expect that your hourly commitment to Rocket Fuel will generally constitute approximately 25% of full time hours (approximately 10 hours per week).

Your annual salary will be $45,000, paid in accordance with Rocket Fuel’s standard payroll procedures. As a part time employee, you will not be eligible for participation on our company bonus program. You will also not be eligible for participation in our company benefits program, which requires a minimum number of hours worked to participate. However, you will continue to be eligible to participate in any refresh equity grant programs as approved by the compensation committee in each applicable year of your continued service to the company.

If, during the term of the Management Retention Agreement between you and Rocket Fuel executed by you in May 2015 (the “MRA”), you become entitled to receive cash severance payments under the MRA, Rocket Fuel will pay you a lump-sum severance payment of $172,500 (the “Severance”), less applicable tax withholding, at the same time, and subject to the same terms and conditions, as any cash severance benefits would (but for any reduction of such payments under Section 4.3 of the MRA) be payable to you under the MRA. For the avoidance of doubt, you may become entitled to the Severance only once. Pursuant to the MRA, any Severance paid to you under this letter will reduce the benefits to which you are entitled under your MRA as set forth in Section 4.3 therein.

If at any time during your employment with Rocket Fuel (or one of its subsidiaries or an acquirer), you decide to take employment with, or act as an advisor in any capacity to, any business or commercial entity that may compete with Rocket Fuel (or one of its subsidiaries or an acquirer) including advertising agencies, marketing services companies, attribution providers, or other companies in related fields, you will provide prompt notice to Rocket Fuel. Upon such notice, Rocket Fuel may elect, in its sole discretion, to terminate your employment with Rocket Fuel.

You agree and acknowledge that your internal transfer to the part time position of Co-Founder and Advisor does not constitutes grounds for “Good Reason” under your MRA.

We encourage you to contact a Human Resource Benefits Specialist to review COBRA benefits that you may be eligible for when you cease working full time for Rocket Fuel.

Nothing in this letter changes the nature of your “at will” employment. Except as provided above, your internal transfer does not amend or otherwise affect the terms and conditions set forth in your At-Will Employment, Confidential Information, and Invention Assignment, and Arbitration Agreement, or any other confidentiality agreement that you have entered with Rocket Fuel..

I believe this to be a great opportunity for you to continue your excellent contribution to Rocket Fuel and remain as part of Rocket Fuel’s exciting future. Please indicate your acceptance by signing the copy of this letter and returning to us no later than Tuesday, June 21, 2016.

Sincerely,

/s/ Jennifer Trzepacz
Jennifer Trzepacz
Senior Vice President, Employee Success

AGREED TO AND ACCEPTED:

/s/ Richard Frankel	Jul-01-2016
Signature	Date

Richard Frankel
Printed Name